UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 4, 2008
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063 (Commission File Number)	38-2378932 (IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan (Address of Principal Executive Offices)	48502 (Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
     On November 10, 2008, Citizens Republic Bancorp, Inc. (the “Company”) filed its Form 10-Q for the quarterly period ended September 30, 2008. In such report, the Company disclosed that the non-cash beneficial conversion feature on the preferred stock issued in June 2008 was recorded as a deemed dividend to the preferred shareholders, with a corresponding offset to retained earnings. While the deemed dividend did not affect total shareholders’ equity or the book value of the common stock, it increased the net loss attributable to common shareholders and affected the calculation of basic and diluted net loss per common share for the three and nine months ended September 30, 2008.
     The company previously reported its diluted earnings per share for the three and nine months ended September 30, 2008 as ($0.07) and ($2.36), respectively, in its Form 8-K furnished on October 18, 2008. The Form 10-Q filed on November 10, 2008 updated these amounts to ($0.20) and ($2.50) per common share for the three and nine months ended September 30, 2008, respectively, to reflect the non-cash deemed dividend to preferred shareholders.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously reported in the Company’s Form 8-K filed on September 30, 2008, on September 24, 2008, the Company and Clint Sampson, its Executive Vice President and one of the “named executive officers” in its 2008 annual meeting proxy statement, agreed that Mr. Sampson would leave his current post and focus the majority of his time on line level commercial banker support and assisting the Company’s bankers in managing client relationships in all of the Company’s regions. As part of this reassignment and in connection with Mr. Sampson’s transition toward retirement, the Company and Mr. Sampson agreed, subject to negotiation of the written documentation, to certain changes to his compensatory arrangement with the Company. On November 4, 2008, the Company and Mr. Sampson executed a definitive agreement documenting the terms of Mr. Sampson’s employment and compensatory arrangement (the “Agreement”) and superseding the terms of the prior verbal agreement. The material terms of the Agreement are as follows:
   • Effective January 1, 2009, Mr. Sampson’s employment with the Company will be reduced from five (5) business days per week to three (3) business days per week on an “at will” basis and his annual salary will decrease to $162,000, or 60% of his current annual salary of $270,000.
   • The Company has agreed to pay Mr. Sampson a lump sum payment equal to one year’s current salary ($270,000) no later than January 15, 2009.
   • The Company confirmed Mr. Sampson’s eligibility to receive the $150,000 retention bonus after December 31, 2008 that was granted to him in connection with the Republic merger which closed in December 2006.

   • Mr. Sampson will be eligible to participate in the Company’s 2009 Management Incentive Plan. Mr. Sampson will be eligible to earn annual incentive compensation of up to 30% of his 2009 base salary.
   • Mr. Sampson will receive a bi-weekly car allowance in the amount of $384.62.
   • The Amended and Restated Change in Control Agreement between Mr. Sampson and the Company dated February 26, 2008 will remain in effect.
   • Mr. Sampson irrevocably and unconditionally releases the Company from any claim he may have in the past, or currently has, against the Company arising out of or relating to his employment with the Company, including but not limited to the transition from full time employment to part time employment.
   • Mr. Sampson will not be eligible for any additional severance benefits other than the benefits set forth in the Agreement.
   • Mr. Sampson will also no longer be eligible to receive future grants of equity based long-term incentive compensation. His current grants of restricted stock, however, will continue to vest in the normal course as long as he remains employed by the Company.
     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.44 to the Company’s Form 10-Q filed on November 10, 2008, and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
	By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Date: November 10, 2008	Its: General Counsel and Secretary